CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” and to the use of our reports dated February 21, 2008, which are incorporated by reference in this Registration Statement (Form N-1A 002-17531 and 811-01018) of Dreyfus Founders Funds, Inc.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

New York, New York
April 28, 2008